HERMAN MILLER APPOINTS THREE VISIONARY LEADERS TO SUPPORT
ACCELERATION OF GLOBAL GROWTH AND INNOVATION

Additions drive strategic focus on digital, consumer expansion, and investment in people

ZEELAND, Mich., February 19, 2019 - Herman Miller, Inc. (NASDAQ: MLHR) a leading global designer and furniture manufacturer, announced today that President and CEO Andi Owen has bolstered her leadership team with three new executive hires. Megan Lyon as Chief Strategy Officer, Leander LeSure as Chief Human Resources Officer, and Jacqueline Rice as General Counsel will partner with Owen and her broader leadership team to identify and drive global growth opportunities for the Company and its family of brands.

“The Herman Miller family of brands is evolving to create opportunities for the next generation, and Megan, Leander, and Jackie will help shape our future by enhancing our ability to deliver on our mission to create inspiring designs to help people do great things,” said Owen. “These hires further strengthen an already-impressive executive leadership team who have helped Herman Miller become the innovative designer and manufacturer of timeless furnishings it is today.”

Megan Lyon, Chief Strategy Officer
As Chief Strategy Officer, Lyon is responsible for developing Herman Miller's enterprise strategy, including identifying and driving growth opportunities across the portfolio of brands and businesses. She also will serve as a key advisor to the CEO and leadership team by helping to promote the success of individual business strategies, as well as their alignment to the corporate strategy.

“Herman Miller has a unique set of capabilities and assets with the ability to transform the furniture industry,” said Lyon. “I’m looking forward to partnering with Andi and the leadership team to foster global growth and innovation to help our businesses remain relevant and inspiring long into the future.”

Prior to joining Herman Miller, Megan was a Partner and Managing Director in the San Francisco office of Boston Consulting Group (BCG). Her clients included well-established industrial and manufacturing organizations and leading consumer-facing companies. Her work spanned the globe, from the U.S. to Japan, China, Southeast Asia, and South America. She led BCG's consumer and retail practice on the West Coast and was a core member of its corporate development and marketing, sales, and pricing practices.

Megan earned a Master of Business Administration with distinction from the Kellogg School of Management at Northwestern University and a Bachelor of Science in Managerial Economics from the University of California, Davis.

Leander LeSure, Chief Human Resources Officer
As Chief Human Resources Officer, Leander will lead all corporate human resources functions, while serving as a key advisor to the leadership team, providing strategic counsel to align the Company’s people strategies with its business objectives and corporate strategy.

“The people of Herman Miller have a world-class reputation for applying the skill and passion to a portfolio of furnishings that enable customers to achieve more than they ever thought possible,” said LeSure. “So, it’s especially exciting for me to join a global team of 8,000 with people strategies that continue to nurture creativity, inclusivity, and deliver on business objectives that make our communities and the world a better place.”

Leander comes to Herman Miller from Getty Images in New York City where he was the Chief Human Resources Officer since 2016. Leander has also held senior human resources leadership roles at Western Union and American Express. He spent more than a decade at American Express where he led the company's global technology, digital, and merchant services groups. During his time at Western Union, Leander lived in London for two years while holding the dual role of Vice President of human resources for the global B2B organization and Regional Vice President of human resources for Europe, the Middle East, and Africa. In several of his past roles, Leander was responsible for leading teams and organizations through digital transformations and has many years of experience in consumer-facing and digital businesses.

Early in his career, Leander served in the U.S. Navy. He holds a Masters from the University of Minnesota-Carlson School of Management.

Jackie Rice, General Counsel
As General Counsel, Jackie will provide legal, risk, and compliance counsel to Herman Miller. Having led functions for Target Corporation and General Motors, Jackie brings with her extensive legal expertise and a unique breadth and diversity of international experiences.

“Rich in history with more than 100 years of heritage, Herman Miller is an iconic brand I deeply admire,” said Rice. “Equal to its legacy of design is Herman Miller’s longstanding commitment to sustainable and ethical business practices throughout its global supply chain. It’s a privilege for me to join this remarkable organization.”

Jackie joined Target Corporation in Minneapolis in 2014 as the Chief Risk and Compliance officer, where she built the company’s first global risk and compliance team - a group that grew to more than 250 people and included enterprise and vendor risk, corporate compliance and ethics, internal investigations, corporate security, food safety, a team in India and oversight of product compliance in overseas locations. As a member of Target’s executive leadership team, she worked closely with business leaders and the board of directors. Over the past year, Jackie has provided legal, risk and compliance services to a variety of large corporate customers and nonprofit organizations.

Prior to Target, she spent almost two decades serving in a variety of legal roles at General Motors, most recently as Senior Counsel and Chief Compliance Officer. Jackie spent her time at GM working closely with various business units on everything from anti-corruption and consumer privacy to contracts and software licensing. She’s also served in lead legal counsel roles for GM Europe, GM Asia-Pacific, and GM’s Australian subsidiary.

About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the 113-year-old company has relied on innovative design to solve problems wherever people work, live, learn, and heal. With recognizable designs as part of museum collections worldwide, Herman Miller is a past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award and has been ranked number one on Contract Magazine’s list of “Brands that Inspire” for four straight years. Known and respected for its leadership in corporate social responsibility, Herman Miller has earned numerous global sustainability and inclusivity awards including the Human Rights Foundation’s top rating in its Corporate Equality Index for 11 years in a row. In fiscal 2018, the company generated $2.38 billion in revenue and employed nearly 8,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR. www.hermanmiller.com/about-us